Exhibit 99.1

PRESS RELEASE	FSP 50 South Tenth Street Corp.
401 Edgewater Place • Suite 200 • Wakefield, Massachusetts 01880 • (781) 557-1300
Contact: Christine Villar: 781-557-1377

FOR IMMEDIATE RELEASE

FSP 50 SOUTH TENTH STREET CORP. achieves LEED® GOLD cERTIFICATION for existing buildingS: operations & maintenance

IN MINNEAPOLIS, MINNESOTA

WAKEFIELD, MA – November 26, 2010 – FSP 50 South Tenth Street Corp. (the “Company”), a Delaware corporation formed to purchase, own and operate a 12-story, Class “A”, multi-tenant office and retail building containing approximately 486,000 rentable square feet of space located in the central business district of Minneapolis, Minnesota (the “Property”), announced today that the Property received LEED Gold Certification by the U.S. Green Building Council (“USGBC”) in the Leadership in Energy and Environmental Design for Existing Buildings: Operations & Maintenance (“LEED-EB: O&M”) on November 1, 2010. The Property is located at 50 South Tenth Street, Minneapolis, Minnesota.

LEED-EB: O&M is an internationally recognized rating system which provides third party verification on a building’s performance in five broad categories: sustainable site maintenance, water efficiency, energy and atmosphere, materials and resources and indoor environmental quality. Highlights of the Property’s sustainability achievements include:

• An Energy Star score which places the Property in the top 20% of similar existing buildings in terms of energy efficiency and also earned the Property the EPA’s Energy Star label.

• The offset of 100% of the Property’s energy use through the purchase of green-e renewable energy certificates. The carbon dioxide emissions the Property is helping to avoid is the environmental equivalent of the amount produced by approximately 3,000 cars in a year.

• A lighting control upgrade which took advantage of local utility company rebates and provided the Property with a projected energy savings payback of less than one year.

• Plumbing fixture enhancements which reduced water usage to over 30% below the LEED-EB: O&M baseline case.

• An impressive waste diversion record during the Property’s performance period: over 50% of ongoing consumable waste was recycled, 100% of the durable waste stream was either reused or recycled and approximately 75% of waste generated by facility alterations was diverted from landfills.

• The implementation of a real time energy metering program to control peak electrical demand which earned the Property recognition from the USGBC under the category of “Innovation”.

George J. Carter, President of the Company stated, “We are very proud to have achieved this prestigious certification, working closely with Ryan Companies, the Property’s original developer, on-site manager and LEED consultant. We also wish to thank the tenants of the Property, whose efforts are integral to the Company’s past and future successes in the area of sustainability.”

FSP Property Management LLC participated in the effort to obtain Gold level certification under the LEED-EB: O&M rating system on behalf of the Company. FSP Property Management LLC, a subsidiary of Franklin Street Properties Corp., provides asset management, property management and property accounting services.

About FSP 50 South Tenth Street Corp.

FSP 50 South Tenth Street Corp. was organized in 2006 as a Delaware corporation to purchase, own and operate the Property.  Franklin Street Properties Corp. holds the sole share of the Company’s common stock.  Between November 2006 and January 2007, FSP Investments LLC (member, FINRA and SIPC), a wholly-owned subsidiary of Franklin Street Properties Corp., completed the sale on a best efforts basis of 700 shares of preferred stock in the Company.  FSP Investments LLC sold the preferred stock in a private placement offering to “accredited investors” within the meaning of Regulation D under the Securities Act of 1933. The Company operates in a manner intended to qualify as a real estate investment trust, or REIT, for federal income tax purposes. The Company is a public reporting company and all of its filings with the United States Securities and Exchange Commission are available at www.sec.gov.

About Franklin Street Properties Corp. and FSP Property Management LLC

Franklin Street Properties Corp. (“Franklin Street”) (NYSE Amex: FSP), based in Wakefield, Massachusetts, is focused on achieving current income and long-term growth through investments in commercial properties.  Franklin Street operates in two business segments: real estate operations and investment banking/investment services.  The majority of Franklin Street’s property portfolio is suburban office buildings, with select investments in certain central business district properties.  FSP Investments LLC (member, FINRA and SIPC), a subsidiary of Franklin Street, is a real estate investment banking firm and a registered broker/dealer.  FSP Investments LLC generates brokerage commissions, loan origination fees, development services and other fees related to the organization of single-purpose entities that own real estate and the private placement of equity in those entities (“Sponsored REITs”). The Company is a Sponsored REIT. FSP Property Management LLC, a subsidiary of Franklin Street, provides asset management and property management services for Franklin Street’s portfolio of properties. FSP Property Management LLC also provides asset management, property management and property accounting services to Sponsored REITs. FSP Property Management LLC contributes revenue to Franklin Street from the property level fees that it receives from Sponsored REITs. As of September 30, 2010, the amount of space being managed by FSP Property Management LLC for both Franklin Street and Sponsored REITs was approximately 11.1 million square feet in 47 different properties. Franklin Street is a Maryland corporation that operates in a manner intended to qualify as a REIT for federal income tax purposes.  To learn more about Franklin Street please visit its website at www.franklinstreetproperties.com.

About Ryan Companies

Ryan Companies US, Inc., a nationally recognized builder, designer, developer and real estate manager, has specialized in fully integrated solutions for more than 70 years. Ryan builds lasting relationships with a project delivery model based on full-service customized solutions and total collaboration – pairing the customer’s needs and expectations with the talents of a team of developers, financiers, architects, engineers, constructors and property managers. In addition to its Minneapolis office, Ryan has offices in Chicago, Phoenix, San Diego, Tampa, Fla., and Cedar Rapids, Davenport and Des Moines, Iowa.

Further information and interviews with Ryan executives are available by contacting Madeline Riggs at 612-455-1755 or mriggs@psbpr.com.

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